Exhibit 99.1

FOR IMMEDIATE RELEASE

AMAG Announces Second Quarter and Six Month 2013 Financial Results

Record Provider Demand Drives 29% Increase in U.S. Net Feraheme Revenues

Company Updates Financial Guidance; Increases Revenue Projections for 2013

Conference call scheduled for 8:00 a.m. EDT today

LEXINGTON, MA (August 1, 2013) — AMAG Pharmaceuticals, Inc. (NASDAQ: AMAG), a specialty pharmaceutical company, today reported unaudited consolidated financial results for the quarter and six months ended June 30, 2013. Total revenues for the second quarter of 2013 were $19.6 million, of which $17.5 million were U.S. Feraheme® (ferumoxytol) sales, the highest Feraheme quarterly sales since launch.

“We set ambitious goals for the year and based on our many successes in the first half of 2013, I am pleased to report that we are well on our way to meeting or exceeding those goals,” said William Heiden, president and chief executive officer of AMAG. “So far in 2013, Feraheme’s growth trajectory has accelerated, our business development efforts have begun to bear fruit, and we continue to operate our business with financial discipline. Additionally, we have been busy planning for the future — preparing for the potential expansion of Feraheme’s labeled indication and announcing several new key executive hires, whose contributions will help AMAG deliver on our vision of building a profitable, high-growth multi-product company focused on improving patients’ lives.”

Business Highlights

•                  The company reported record U.S. Feraheme net product sales of $17.5 million in the second quarter of 2013, compared to $13.5 million (excluding $0.6 million reduction of reserves for product returns) in the second quarter of 2012, representing a 29 percent increase. AMAG’s focused commercial strategy is resulting in increased utilization of Feraheme for the treatment of iron deficiency anemia (IDA) in chronic kidney disease (CKD) patients and an increase in net revenue per gram of Feraheme compared to the second quarter of 2012.

•                  Feraheme gained a full point of market share in the second quarter compared to the end of the first quarter of 2013, capturing 15 percent of the total volume of the U.S. non-dialysis IV iron market. Total Feraheme provider demand for the second quarter of 2013 hit a record level at approximately 33,500 grams, compared to approximately 28,200 grams in the second quarter of 2012.(1)

•                  During the second quarter, Takeda Pharmaceutical Company Ltd., AMAG’s commercial partner in the European Union (E.U.), submitted a regulatory filing with the European Medicines Agency for ferumoxytol, seeking to expand the indication for Rienso® (the brand name for ferumoxytol in the

(1)  IMS Health

E.U.) beyond the current CKD indication to include all adult patients with IDA who have failed or otherwise cannot take oral iron therapy, with an anticipated action date in the first half of 2014.

•                  The company is preparing for the potential expansion of Feraheme’s labeled indication. The company submitted a supplemental new drug application (sNDA) to the U.S. Food and Drug Administration (FDA) in December 2012 seeking to expand the label to include all adult patients with IDA who have failed or otherwise cannot take oral iron therapy; the FDA accepted the filing and, in accordance with the Prescription Drug User Fee Act (PDUFA) guidelines, is targeting October 21, 2013 as the PDUFA action date for the filing.

•                  In June, AMAG in-licensed the U.S. commercial rights to MuGard™, a marketed product for the management of oral mucositis, from Access Pharmaceuticals, Inc.  MuGard is an oral mucoadhesive that is designed to manage oral mucositis by forming a protective hydrogel coating over the oral mucosa to shield the membranes of the mouth and tongue. Oral mucositis is a common side effect of cancer treatments, with approximately 400,000 patients developing the condition each year. The Company is currently in the process of transitioning MuGard promotion to AMAG’s sales force.

Second Quarter and Six Month 2013 Financial Results (unaudited)

“The hard work and dedication of each and every member of our organization has resulted in exceptional financial performance to date in 2013,” commented Frank Thomas, chief operating officer of AMAG. “Our impressive product revenue growth and disciplined expense management have driven our company’s quarterly cash burn down to just $1.4 million, excluding the license fee paid for MuGard, and has put us on a clear trajectory toward profitability.”

The company reported record U.S. Feraheme net product sales of $17.5 million in the second quarter of 2013, compared to $13.5 million (excluding $0.6 million reduction of reserves for product returns) in the second quarter of 2012. For the six months ended June 30, 2013, AMAG reported U.S. Feraheme net product sales of $33.0 million, compared to $26.6 million (excluding $1.1 million reduction of reserves for product returns) for the same period in 2012. Total revenues for the quarter ended June 30, 2013 were $19.6 million, as compared to $31.0 million for the second quarter of 2012.  For the six months ended June 30, 2013, AMAG reported total revenues of $37.5 million, as compared to revenues of $46.5 million for the same period in 2012. Total revenues for the second quarter and six month 2012 periods were favorably impacted by the recognition in June 2012 of a $15 million milestone payment associated with EU regulatory approval of ferumoxytol.

Feraheme cost of goods sold (COGS) for the quarters ended June 30, 2013 and 2012 were $3.1 million, which represents 18 percent of Feraheme net product revenues for the 2013 period and 22 percent of Feraheme net product revenues for the 2012 period. For the six months ended June 30, 2013, Feraheme COGS were $5.9 million, or 18 percent of Feraheme net product revenues, compared to $5.7 million, or 21 percent of Feraheme net product revenues, for the same period in 2012. The decrease in Feraheme COGS for the 2013 periods was due to the company’s decision to change to a fully outsourced supply chain, which was implemented in late 2012.

Total operating expenses for the quarter ended June 30, 2013 were $19.3 million, 15 percent lower than the $22.8 million (excluding restructuring charges) reported for the second quarter of 2012. Total operating expenses for the six months ended June 30, 2013 were $38.7 million, 20 percent lower than the $48.4 million reported for the same period in 2012. The decreases in total operating expenses in the 2013 periods were due primarily to decreased research and development costs associated with the company’s global iron deficiency anemia (IDA) registration program and the benefits of a corporate restructuring implemented in 2012.

The company reported a net loss of $1.9 million, or a loss of $0.09 per basic and diluted share, for the quarter ended June 30, 2013, as compared to net income of $3.3 million, or $0.16 per basic and $0.15 per diluted share, for the second quarter of 2012. AMAG reported a net loss for the six months ended June 30, 2013 of $5.8 million, or $0.27 per basic and diluted share, as compared to a net loss of $9.1 million, or $0.43 per basic and diluted share, for the same period in 2012.

As of June 30, 2013, the company’s cash and investments totaled approximately $212.4 million, reflecting a net cash outflow of approximately $1.4 million during the second quarter, excluding the upfront $3.3 million license fee paid to Access Pharmaceuticals related to MuGard.

2013 Financial Outlook

The company has updated its annual financial guidance for 2013. AMAG now expects to achieve the following in 2013:

•                  Total revenues of between $77 million and $80 million, including:

•                 Feraheme U.S. net product sales of between $67 million and $70 million, revised upward from the company’s previous estimate of between $63 million and $67 million;

•                  Revenues from other sources of approximately $10 million, including ex-U.S. Feraheme/Rienso product sales, royalties and amortization of milestones as well as MuGard product sales;

•                  Feraheme COGS of between 14 percent and 18 percent of net Feraheme global product sales. Total COGS reported will include product costs related to the MuGard license;

•                  Total operating expenses of between $78 million and $82 million; and

•                  A 2013 year-end cash and investments balance of between $206 million and $211 million, not including the impact of future business development transactions.

Conference Call and Webcast Access

AMAG Pharmaceuticals, Inc. will host a conference call and webcast with slides today at 8:00 a.m. EDT, during which management will discuss the company’s financial results, commercial progress and business development initiatives. To access the conference call via telephone, please dial (877) 412-6083 from the United States or (702) 495-1202 for international access.  A telephone replay will be available from approximately 10:00 a.m. EDT on August 1, 2013 through midnight August 8, 2013.  To access a replay of the conference call, dial (855) 859-2056 from the United States or (404) 537-3406 for international access.  The pass code for the live call and the replay is 37544923.

The call will be webcast with slides and accessible through the Investors section of the company’s website at www.amagpharma.com.  The webcast replay will be available from approximately 10:00 a.m. EDT on August 1, 2013 through midnight August 30, 2013.

AMAG Pharmaceuticals, Inc.

Condensed Consolidated Statements of Operations

(unaudited, amounts in thousands, except for per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Revenues:
U.S. Feraheme product sales, net	$17,456	$14,094	$33,034	$27,720
Other product sales and royalties	138	326	437	427
License fee and other collaboration revenues	2,055	16,592	4,058	18,345
Total revenues	19,649	31,012	37,529	46,492
Operating costs and expenses:
Cost of product sales	3,145	3,224	6,087	5,870
Research and development expenses	4,049	7,671	9,453	20,133
Selling, general and administrative expenses	15,211	15,101	29,216	28,282
Restructuring expenses	—	1,058	—	1,058
Total operating costs and expenses	22,405	27,054	44,756	55,343
Operating income (loss)	(2,756)	3,958	(7,227)	(8,851)
Interest and dividend income, net	256	338	527	731
Gains on sale of assets	566	—	865	—
Gains (losses) on investments, net	26	(1,471)	32	(1,471)
Net income (loss) before income taxes	(1,908)	2,825	(5,803)	(9,591)
Income tax benefit	—	494	—	494
Net income (loss)	$(1,908)	$3,319	$(5,803)	$(9,097)

Net income (loss) per share
Basic	$(0.09)	$0.16	$(0.27)	$(0.43)
Diluted	$(0.09)	$0.15	$(0.27)	$(0.43)
Weighted average shares outstanding used to compute net income (loss) per share:
Basic	21,603	21,370	21,574	21,359
Diluted	21,603	21,649	21,574	21,359

AMAG Pharmaceuticals, Inc.

Condensed Consolidated Balance Sheets

(unaudited, amounts in thousands)

	June 30, 2013	December 31, 2012
Cash and cash equivalents	$27,802	$46,293
Short-term investments	184,611	180,750
Accounts receivable, net	8,490	6,410
Inventories	13,474	12,451
Receivable from collaboration	368	263
Assets held for sale	1,934	2,000
Other current assets	6,118	6,673
Total current assets	242,797	254,840
Property and equipment, net	1,913	3,297
Intangible assets, net	17,192	—
Other assets	400	—
Total assets	$262,302	$258,137

Accounts payable	$2,443	$3,515
Accrued expenses	18,256	20,338
Deferred revenues	9,269	9,104
Total current liabilities	29,968	32,957
Deferred revenues	46,402	50,350
Acquisition-related contingent consideration	13,044	—
Other long-term liabilities	1,806	2,033
Total long-term liabilities	61,252	52,383
Total stockholders’ equity	171,082	172,797
Total liabilities and stockholders’ equity	$262,302	$258,137

About AMAG

AMAG Pharmaceuticals, Inc. is a specialty pharmaceutical company that markets Feraheme® (ferumoxytol) Injection and MuGard™ Mucoadhesive Oral Wound Rinse in the United States. Along with driving organic growth of its products, AMAG intends to expand its portfolio with additional commercial-stage specialty products. The company is seeking complementary products that leverage the company’s commercial footprint and focus on hematology and oncology centers and hospital infusion centers. For additional company information, please visit www.amagpharma.com.

AMAG Pharmaceuticals and Feraheme are registered trademarks of AMAG Pharmaceuticals, Inc.  MuGard is a trademark of Access Pharmaceuticals, Inc.  Rienso is a registered trademark of Takeda Pharmaceutical Company Limited.

Forward-looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. Any statements contained herein which do not describe historical facts, including but not limited to, the potential expansion of Feraheme’s labeled indication and our expectations regarding the FDA’s review of our sNDA for Feraheme; expectations regarding our 2013 goals; contributions from new key executive hires; plans for integrating MuGard into our commercial team’s selling efforts; the markets for Feraheme/Rienso and MuGard; our future revenues and profitability; our expectations for revenue growth from Feraheme/Rienso and MuGard product sales, including our expected 2013 revenues from these sources; our operating expenses and cost of goods sold, including our expected 2013 operating expenses and cost of goods sold; our expected 2013 year-end cash and investments balance; and our plans to expand our product portfolio are forward-looking statements which involve risks and uncertainties that could cause actual results to differ materially from those discussed in such forward-looking statements.

Such risks and uncertainties include: (1) uncertainties regarding our and Takeda’s ability to successfully compete in the intravenous iron replacement market both in the US and outside the US, including the EU, (2) uncertainties regarding our ability to successfully and timely complete our clinical development programs and obtain regulatory approval for Feraheme/Rienso in the broader IDA indication both in the US and outside of the US, including the EU, (3) the possibility that significant safety or drug interaction problems could arise with respect to Feraheme/Rienso, (4) uncertainties regarding, and our dependence on third parties for, the manufacture of Feraheme/Rienso, (5) uncertainties relating to our patents and proprietary rights, both in the US and outside of the US, (6) the risk of an Abbreviated New Drug Application (ANDA) filing following the FDA’s draft bioequivalence recommendation for ferumoxytol, (7) the risk that we may not realize the anticipated benefits of our licensing arrangement for and integration of MuGard and (8) other risks identified in our Securities and Exchange Commission filings, including our Quarterly Report on Form 10-Q for the quarter ended March 31, 2013 and subsequent filings with the SEC. We caution you not to place undue reliance on any forward-looking statements, which speak only as of the date they are made.

We disclaim any obligation to publicly update or revise any such statements to reflect any change in expectations or in events, conditions or circumstances on which any such statements may be based, or that may affect the likelihood that actual results will differ from those set forth in the forward-looking statements.

AMAG Pharmaceuticals, Inc. Contact

Amy Sullivan, 617-498-3303